Ex. 3(b)

                                 AMENDMENT NO. 1
                                       TO
                                SEPARATE ACCOUNT
                             DISTRIBUTION AGREEMENT

The Separate Account Distribution Agreement (the "Agreement") among JEFFERSON PILOT VARIABLE CORPORATION ("Distributor"), JEFFERSON PILOT FINANCIAL INSURANCE COMPANY (the "Company") and JPF VARIABLE ANNUITY SEPARATE ACCOUNT dated May 23, 2000 is hereby amended as follows:

1. The Agreement is amended to include JPF Variable Annuity Separate Account II, a separate account of the Company, as a party to the Agreement. Any references in the Agreement to "Contract" shall include variable annuity contracts offered through either JPF Variable Annuity Separate Account or JPF Variable Annuity Separate Account II, and any reference to "Separate Account" shall include JPF Variable Annuity Separate Account, JPF Variable Annuity Separate Account II, or both of them.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative effective August 1, 2000.


JEFFERSON PILOT FINANCIAL
INSURANCE COMPANY FOR ITSELF
AND ON BEHALF OF ITS JPF VARIABLE
ANNUITY SEPARATE ACCOUNT AND
JPF VARIABLE ANNUITY SEPARATE                        JEFFERSON PILOT
ACCOUNT II                                           VARIABLE CORPORATION


By:______________________________               By:____________________________

Name:____________________________               Name:__________________________

Title:___________________________               Title:_________________________